Exhibit 5.1

Mark J. Isaacson Senior Vice President, General Counsel and Secretary The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com	Telephone:(763) 577-2840 Facsimile: (763) 577-2990 E-Mail: mark.isaacson@mosaicco.com

February 17, 2017

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441
Ladies and Gentlemen:
I am the Senior Vice President, General Counsel and Corporate Secretary of The Mosaic Company, a Delaware corporation (the “Company”) and in such capacity have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company from time to time of an indeterminate number or amount, as applicable, of (a) shares of common stock, par value $0.01 per share (“Common Stock”), of the Company; (b) shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of the Company; (c) the Company’s debt securities (the “Debt Securities”), which may be issued pursuant to an Indenture dated as of October 24, 2011, between Mosaic and U.S. Bank National Association, as trustee (the “Indenture”); and (d) warrants of the Company (“Warrants”), which may be issued under one or more warrant agreements between the Company and a warrant agent to be named therein (each, a “Warrant Agreement”).
I have examined the Registration Statement and I also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials.
In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons and, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, I am of the opinion that:

1.
When the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be offered by the Company pursuant to the Registration Statement, and when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting, purchase or other agreement against payment therefor (in excess of par value thereof) or upon conversion or exercise of any security offered under the Registration Statement (the “Offered Security”), in accordance with the terms of such Offered Security or the instrument governing such Offered Security providing for such conversion or exercise as approved by the board of directors of the Company and for the consideration approved by the board of directors of the Company (which consideration is not less than the par value of the Common Stock), then such shares of Common Stock will be validly issued, fully-paid and non-assessable.

The Mosaic Company
February 17, 2017

2.
Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by the board of directors of the Company and the proper filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating to such series of Preferred Stock, when all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting, purchase or other agreement against payment therefor (in excess of par value thereof), then such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

3.
When the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture, and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of (a) any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other laws of general application affecting creditors’ rights, and (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.
When the Warrant Agreement to be entered into in connection with the issuance of any Warrants has been duly authorized, executed and delivered by the warrant agent named therein and the Company, the specific terms of the Warrants have been duly authorized and established in accordance with the Warrant Agreement, and such Warrants have been duly authorized, executed, issued and delivered in accordance with the terms of the Warrant Agreement and the applicable purchase, underwriting or similar agreement against payment therefor, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of (a) any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other laws of general application affecting creditors’ rights, and (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions set forth above is subject to the following qualifications and exceptions:

a.
In connection with the opinions expressed above, I have assumed that, at or prior to the time of the delivery of any such security, (i) the board of directors of the Company will have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization will not have been modified or rescinded; (ii) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws; (iii) the Registration Statement will be effective and will comply with all applicable laws at the time any such security is offered or issued as contemplated by the Registration Statement; (iv) a prospectus supplement will have been prepared and filed with the Commission describing the security offered thereby and will comply with all applicable laws; (v) all securities will be issued and sold in compliance with all applicable Federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (vi) none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security, will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company; (vii) a definitive underwriting, purchase or similar agreement and any other necessary agreement with respect to any securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (viii) any securities issuable upon conversion, exchange or exercise of any security being offered or issued will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

The Mosaic Company
February 17, 2017

b.
Courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than United States dollars. Section 27(b) of the Judiciary Law of the State of New York provides, however, that a judgment or decree in an action based upon an obligation denominated in a currency other than United States dollars shall be rendered in the foreign currency of the underlying obligation and converted into United States dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree. I express no opinion as to whether a Federal court of the United States would render a judgment other than in United States dollars.

c.
I express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum), (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct, or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

d.	I draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.
I do not express any opinion herein concerning any laws other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the laws of the State of New York, and the federal laws of the United States of America.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the use of my name under the caption “Legal Matters” contained in the prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Mark J. Isaacson
Name: Mark J. Isaacson
Title: Senior Vice President, General Counsel and Secretary